[Letterhead of Peterson Sullivan PLLC]

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 dated January 25, 2007, of Neah Power Systems, Inc. ("the Company"), a Nevada corporation formerly named Growth Mergers, Inc., of our report dated April 12, 2006, on our audit of the financial statements of Neah Power Systems, Inc. ("Neah-WA"), a Washington corporation that became a wholly-owned subsidiary and the sole operations of the Company in a merger on March 9, 2006. Such financial statements comprise balance sheets as of December 31, 2005 and 2004, and the related statements of operations, shareholders' equity, and cash flows for the years then ended.

Our report contains an explanatory paragraph that states that Neah-WA has experienced recurring losses and has liabilities in excess of current assets. These conditions raise substantial doubt about Neah-WA's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/s/ Peterson Sullivan PLLC
January 25, 2007 Seattle, Washington